MUNIENHANCED FUND, INC.

FILE # 811-5739

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
7/20/2006	Washington St 5.1 12/01/2031	1,550,000	55,000,000	UBS Securities Merrill Lynch Piper Jaffray
7/27/2006	City of Detroit, Michigan 5. 7/1/36	1,900,000	250,000,000	Loop Capital J.P. Morgan Merrill Lynch Bear, Stearns M.R. Beal & Co. Melvin Securities Morgan Stanley NatCity Investments